Switch Announces Fourth Quarter and Full Year 2019 Financial Results
Annual Revenue of $462.3 million, Net Income of $31.5 million, and Adjusted EBITDA of $231.1 million

LAS VEGAS, NV — February 27, 2020 — Switch, Inc. (NYSE: SWCH) (“Switch”) today announced financial results for the quarter and year ended December 31, 2019.

“Switch’s strong fourth quarter and full year 2019 financial results reflect positive underlying business fundamentals and hybrid cloud adoption trends, as customer demand for our industry leading technology infrastructure solutions remains robust,” said Rob Roy, CEO, chairman, and founder of Switch. “With the opening of our fourth Prime Campus this year and our growing pipeline of enterprise class hybrid cloud opportunities, Switch is positioned for continued momentum in 2020 and beyond.”

2019 Financial Results

•
Total revenue of $462.3 million, compared to $405.9 million in 2018, an increase of 14%. The adoption of the ASC 606 (Revenue from Contracts with Customers) and ASC 842 (Leases) accounting standards resulted in a $6.1 million increase to 2019 reported revenue.

•
Income from operations of $76.9 million, compared to $54.7 million in 2018, an increase of 41%. Income from operations in 2019 includes a $5.0 million positive adjustment resulting from the adoption of ASC 606 and ASC 842.

•
Net income of $31.5 million, compared to $29.3 million in 2018. Net income in 2019 includes the impact of a $14.9 million loss on interest rate swaps, reducing net income attributable to Switch, Inc. by $0.04 per diluted share. The adoption of ASC 606 and ASC 842 resulted in a positive adjustment to 2019 net income of $3.6 million, or $0.01 per diluted share.

•
Adjusted EBITDA of $231.1 million, compared to $201.7 million in 2018, an increase of 15%. Adjusted EBITDA margin was 50.0%, up slightly from 49.7% in the prior year. The adoption of ASC 606 and ASC 842 increased 2019 Adjusted EBITDA by $5.4 million.

•	Total capital expenditures of $307.7 million, compared to $275.5 million in 2018. Excluding land acquisitions, 2019 capital expenditures were $278.8 million, increasing 10% compared to 2018.

Fourth Quarter 2019 Financial Results

•
Total revenue of $120.5 million, compared to $103.2 million for the same quarter in 2018, an increase of 17%. Fourth quarter revenue includes a $0.5 million benefit resulting from the adoption of ASC 606 and ASC 842.

•
Income from operations of $18.3 million, compared to $16.9 million for the same quarter last year, an increase of 9%. Fourth quarter income from operations includes a $0.7 million positive adjustment from the adoption of ASC 606 and ASC 842.

•
Net income of $12.9 million, compared to $11.2 million for the same quarter in 2018. Fourth quarter 2019 net income includes the impact of a $2.8 million gain on interest rate swaps, increasing net income by less than $0.01 per diluted share.

•
Adjusted EBITDA of $57.6 million, compared to $53.6 million for the same quarter in 2018, an increase of 7%. Adjusted EBITDA margin was 47.8%, compared to 52.0% in the year ago period. The adoption of ASC 606 and ASC 842 resulted in a $0.8 million positive adjustment to fourth quarter Adjusted EBITDA.

•	Capital expenditures of $86.4 million, compared to $54.4 million for the same quarter in 2018. Maintenance capital expenditures were $1.5 million, or 1.2% of total revenue.

•	Total signed contract value of $138 million representing annualized revenue of $46 million at full deployment, including $20 million of incremental recurring revenue.

“During 2019 we signed over $500 million in total contract value, an increase of 16% from the prior year. We also added more than 110 new logos to the Switch ecosystem,” said Thomas Morton, President of Switch. The fourth quarter was our most productive sales quarter of 2019 despite traditional seasonal year-end headwinds, with our sales team closing $20 million of incremental annualized revenue bookings.”

“Switch’s strong fourth quarter financial results punctuated a solid year of double-digit organic growth in revenue and Adjusted EBITDA,” said Gabe Nacht, CFO of Switch. “Our nationwide, multi-campus strategy continues to pay dividends, with 34% of total Q4 2019 revenue attributable to customers in more than one Prime campus, up from 23% in the year ago quarter.”

Balance Sheet and Liquidity
As of December 31, 2019, Switch’s total debt outstanding, including finance lease liabilities, net of cash and cash equivalents was $784.3 million, resulting in a net debt to Q4 2019 annualized Adjusted EBITDA(1) ratio of 3.4x. As of December 31, 2019, Switch had liquidity of $354.7 million, including cash and cash equivalents and availability under its revolver.
________________________________________
(1)    Annualized Adjusted EBITDA is calculated as fourth quarter 2019 Adjusted EBITDA multiplied by four.

Capital Expenditures and Development
Capital expenditures for the fourth quarter totaled $86.4 million, including maintenance capital expenditures of $1.5 million, or 1.2% of total revenue. Growth capital expenditures were $84.9 million for the fourth quarter of 2019, compared to $51.6 million in the same period last year.

Full year 2019 capital expenditures totaled $307.7 million, or $278.8 million excluding land acquisitions. Maintenance capital expenditures for the year totaled $6.8 million, or 1.5% of total revenue. Growth capital expenditures, excluding land acquisitions, were $272.0 million in 2019, compared to $244.8 million in the prior year. During the year ended December 31, 2019, Switch invested (i) $110.4 million for data center construction and improvements in The Core Campus, primarily related to opening two additional sectors in LAS VEGAS 11 with 1,560 sellable cabinet equivalents; and also adding 20 megawatts of total power and cooling capacity in The Core Campus; (ii) $87.7 million in The Keep Campus for the completion of site, shell, and tenant improvements in the ATLANTA 1 facility; (iii) $64.5 million in The Citadel Campus, opening one sector with 460 sellable cabinet equivalents and for the ongoing construction of one additional sector with supporting power and cooling infrastructure; and (iv) $16.2 million in The Pyramid Campus, primarily related to construction on two additional sectors.

Dividend
Switch today announced that its Board of Directors has declared a cash dividend of $0.0294 per share of Switch’s Class A common stock. The dividend will be payable on March 24, 2020 to all stockholders of record as of the close of business on March 12, 2020. Prior to the payment of this dividend, Switch, Ltd. will make a cash distribution to all holders of record of common units of Switch, Ltd., including Switch, of $0.0294 per common unit.

Future declarations of dividends are subject to the determination and discretion of Switch’s Board of Directors based on its consideration of many factors, including Switch’s results of operations, financial condition, capital requirements, restrictions in Switch, Ltd.’s debt agreements and other factors that Switch’s Board of Directors deems relevant.

Recent Business Highlights

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Signed a three-megawatt expansion order totaling $24 million in contract value with a leading e-commerce customer, bringing the customer’s total colocation footprint to 24 megawatts including deployments in The Core Campus and The Citadel Campus.

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Executed a four-megawatt expansion order totaling $23 million in contract value with a leading cloud storage provider, whose Switch deployment will now total 11 megawatts spanning across The Core Campus and The Citadel Campus.

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Signed a multi-year renewal and incremental expansion order totaling $18 million in contract value with a leading domestic subscription video on demand (“SVOD”) service provider located in The Core Campus. The new agreement increases the customer’s footprint with Switch by approximately 30%.

•	Signed a multi-year colocation agreement with a nationwide provider of digital home entertainment and automation services in The Keep Campus, totaling $7 million in contract value.

•	Subsequent to Q4 2019, executed a multi-year colocation and network services agreement with a leading financial institution in The Pyramid Campus totaling more than $15 million in contract value.

2020 Guidance

Switch is introducing full year 2020 guidance as follows:

•	Revenue in the range of $507 million to $521 million.

•	Adjusted EBITDA in the range of $251 million to $261 million.

•	Capital expenditures, excluding land acquisitions, in the range of $290 million to $340 million.

Switch does not provide reconciliations for the non-GAAP financial measures included in the 2020 guidance above because we are unable to provide a meaningful or accurate calculation or estimation of reconciling items. This is due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income, depreciation and amortization expense, impairment charges, gains or losses on retirement of debt, gains or losses on interest rate swaps, and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from Switch’s calculation of Adjusted EBITDA.

Upcoming Conferences and Events
Switch management will participate in the following investor conferences:

•	Raymond James Institutional Investor Conference on March 2-4, 2020 in Orlando, FL.

•	J.P. Morgan TMC Conference on May 12-14, 2020 in Boston, MA.

•	RBC Data Center and Connectivity Conference on May 27, 2020 in San Francisco, CA.

Conference Call Information
Switch will host a conference call and live webcast for analysts and investors at 5:00 p.m. Eastern time on February 27, 2020. Parties in the United States can access the call by dialing 888-317-6016, parties in Canada can access the call by dialing 855-669-9657, and international parties can access the call by dialing 412-317-6014. Request to be joined to the Switch Inc. earnings call.

The webcast will be accessible on Switch’s investor relations website at investors.switch.com for one year. A telephonic replay of the conference call will be available through Thursday, March 5, 2020. To access the replay, parties in the United States should dial 877-344-7529, parties in Canada should dial 855-669-9658, and international parties should dial 412-317-0088. The replay access code is 10139004.

Use of Non-GAAP Financial Measures
To supplement Switch’s consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Switch uses Adjusted EBITDA, Adjusted EBITDA margin, net debt and net debt to annualized Adjusted EBITDA, which are non-GAAP measures, in this press release. Switch defines Adjusted EBITDA as net income adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that Switch believes are not indicative of its core operating performance. Switch defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Switch defines net debt as total debt outstanding, including finance lease liabilities, net of cash and cash equivalents. Switch defines net debt to last quarter annualized Adjusted EBITDA as net debt divided by quarterly Adjusted EBITDA multiplied by four. Switch uses net debt and net debt to last quarter annualized Adjusted EBITDA as measures to evaluate its net debt and leverage position. Switch believes that investors also may find such measures to be helpful in assessing its ability to pursue business opportunities and investments.
The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. These measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. In addition, the non-GAAP financial measures exclude certain recurring expenses that have been and will continue to be significant expenses of Switch’s business.
Switch believes these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational-decision making. For more information on Switch’s non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Reconciliation of Net Income to Adjusted EBITDA” table in this press release.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements generally relate to future events or Switch’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the company’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to Switch’s expectations regarding customer demand for its technology infrastructure solutions; Switch’s expectations regarding growth in its pipeline of hybrid cloud opportunities and its positioning for continued momentum in 2020 and beyond; Switch’s anticipated operating results and capital expenditures for the year ending December 31, 2020; and Switch’s expectations regarding future declarations of dividends and cash distributions. Switch’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to inherent risks, uncertainties and changes in circumstance that are difficult or impossible to predict. The risks and uncertainties that could affect Switch’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include, without limitation (i) its ability to successfully implement its business strategies and effectively manage its growth and expansion plans; (ii) delays or unexpected costs in development and opening of data center facilities; (iii) any slowdown in demand for its existing data center resources; (iv) its ability to attract new customers, realize the anticipated benefits of its new contracts and achieve sufficient customer demand to realize future expected returns on its investments; (v) its ability to effectively compete in the data center market; (vi) its ability to license space in its existing data centers, including in the new Keep Campus; (vii) the geographic concentration of its data centers in certain markets; (viii) local economic, credit and market conditions that impact its customers in these markets; (ix) the impact of delays or disruptions in third-party network connectivity; (x) developments in the technology and data center industries in general that negatively impact Switch, including development of new technologies, adoption of new industry standards, declines in the technology industry or slowdown in the growth of the Internet; (xi) its ability to adapt to evolving technologies and customer demands in a timely and cost-effective manner; (xii) its ability to obtain necessary capital to fund our capital requirements and our ability to continue to comply with covenants and terms in its credit instruments; (xiii) fluctuations in interest rates and increased operating costs, including power costs; (xiv) significant disruptions, security breaches, including cyber security breaches, or system failures at any of its data center facilities; (xv) loss of significant customers or key personnel; (xvi) the impact of future changes in legislation and regulations, including changes in real estate and zoning laws, the Americans with Disabilities Act of 1990, environmental and other laws that impact its business and industry, in addition to those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in Switch’s Annual Report on Form 10-K for the year ended December 31, 2018 and in Switch’s other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investors section of Switch’s website at investors.switch.com and on the SEC’s website at www.sec.gov. The forward-looking statements in this press release are based on information available to Switch as of the date hereof, and Switch disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Switch’s views as of any date subsequent to the date of this press release.

ABOUT Switch

Switch (NYSE: SWCH), the technology infrastructure corporation headquartered in Las Vegas, Nevada is built on the intelligent and sustainable growth of the Internet. Switch founder and CEO Rob Roy has developed more than 500 issued and pending patent claims covering data center designs that have manifested into the company’s world-renowned data centers and technology solutions.

The Switch PRIMES located in Las Vegas and Tahoe Reno, Nevada; Grand Rapids, Michigan; and Atlanta, Georgia are the world’s most powerful hyperscale data center campus ecosystems with low latency to major U.S. markets. Visit switch.com for more information.

Investor Contact:
Matthew Heinz, CFA
investorrelations@switch.com
(702) 479-3993

Switch, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,721	$81,560
Accounts receivable, net of allowance of $309 and $426, respectively	23,365	17,654
Prepaid expenses	7,137	6,781
Other current assets	3,817	2,332
Total current assets	59,040	108,327
Property and equipment, net	1,551,117	1,302,770
Long-term deposit	3,429	3,333
Deferred income taxes	114,372	28,550
Other assets	45,785	17,050
TOTAL ASSETS	$1,773,743	$1,460,030

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Long-term debt, current portion	$6,000	$6,000
Accounts payable	19,477	20,501
Accrued salaries and benefits	5,828	5,258
Accrued expenses	14,718	9,778
Accrued construction payables	37,269	12,729
Deferred revenue, current portion	14,991	10,800
Customer deposits	10,830	9,962
Operating lease liability, current portion	4,805	—
Finance lease liability, current portion	12	—
Total current liabilities	113,930	75,028
Long-term debt, net	745,372	580,566
Operating lease liability	26,142	—
Finance lease liability	57,614	19,466
Deferred revenue	27,852	22,260
Liabilities under tax receivable agreement	162,076	52,535
Other long-term liabilities	13,112	1,823
TOTAL LIABILITIES	1,146,098	751,678
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value per share, 10,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.001 par value per share, 750,000 shares authorized, 89,768 and 55,218 shares issued and outstanding, respectively,	90	55
Class B common stock, $0.001 par value per share, 300,000 shares authorized, 151,047 and 148,481 shares issued and outstanding, respectively	151	149
Class C common stock, $0.001 par value per share, 75,000 shares authorized, zero and 42,945 shares issued and outstanding, respectively	—	43
Additional paid in capital	204,711	140,191
Retained earnings	2,420	2,693
Accumulated other comprehensive income	79	79
Total Switch, Inc. stockholders' equity	207,451	143,210
Noncontrolling interest	420,194	565,142
TOTAL STOCKHOLDERS' EQUITY	627,645	708,352
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,773,743	$1,460,030

Switch, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$120,545	$103,214	$462,310	$405,860
Cost of revenue	63,533	55,213	242,679	224,413
Gross profit	57,012	48,001	219,631	181,447
Selling, general and administrative expense	38,665	31,092	142,704	126,768
Income from operations	18,347	16,909	76,927	54,679
Other income (expense):
Interest expense, including $409, $409, $1,636, and $1,636, respectively, in amortization of debt issuance costs	(7,213)	(6,544)	(29,236)	(26,370)
Equity in net losses of investments	—	—	—	(331)
Gain (loss) on interest rate swaps	2,775	—	(14,917)	—
Other	217	680	1,481	3,283
Total other expense	(4,221)	(5,864)	(42,672)	(23,418)
Income before income taxes	14,126	11,045	34,255	31,261
Income tax (expense) benefit	(1,182)	121	(2,713)	(1,943)
Net income	12,944	11,166	31,542	29,318
Less: net income attributable to noncontrolling interest	8,896	8,612	22,625	25,266
Net income attributable to Switch, Inc.	$4,048	$2,554	$8,917	$4,052

Net income per share:
Basic	$0.05	$0.05	$0.12	$0.09
Diluted	$0.04	$0.05	$0.11	$0.09

Weighted average shares used in computing net income per share:
Basic	88,176	53,453	76,501	45,682
Diluted	90,643	53,500	78,077	45,753

Other comprehensive income:
Foreign currency translation adjustment, net of tax of $0	—	—	—	331
Comprehensive income	12,944	11,166	31,542	29,649
Less: comprehensive income attributable to noncontrolling interest	8,896	8,612	22,625	25,549
Comprehensive income attributable to Switch, Inc.	$4,048	$2,554	$8,917	$4,100

Switch, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net income	$12,944	$11,166	$31,542	$29,318
Interest expense	7,213	6,544	29,236	26,370
Interest income	(45)	(382)	(704)	(2,383)
Income tax expense (benefit)	1,182	(121)	2,713	1,943
Depreciation and amortization of property and equipment	31,104	27,356	119,945	106,666
Loss on disposal of property and equipment	438	397	586	1,206
Equity-based compensation	6,626	7,539	29,524	35,733
Shareholder-related litigation expense	944	1,132	3,302	2,516
(Gain) loss on interest rate swaps	(2,775)	—	14,917	—
Equity in net losses of investments	—	—	—	331
Adjusted EBITDA	$57,631	$53,631	$231,061	$201,700

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